Exhibit 107.1

The amendment no. 2 to pricing supplement dated January 26, 2024 to which this Exhibit is attached is a final prospectus for the additional notes in the related offering. The maximum aggregate offering price of the additional notes in the related offering is $113,340,000. The maximum aggregate offering price is calculated based on a proposed maximum offering price per unit of $28.335, determined in accordance with Rule 457(c) solely for the purpose of calculating the registration fee as the average of the high and low prices reported in the consolidated reporting system on May 13, 2024.